Exhibit 10.42
CENTRA BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
     Effective the 24th day of December, 2008, this SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (“Agreement”), is by and between Centra Bank, Inc., (“Bank”), a bank organized and existing under the laws of the State of West Virginia and located in Morgantown, WV, and E. Richard Hilleary (“Executive”).
Article 1 — Benefits Tables
     The following tables describe the benefits available to the Executive, or the Executive’s Beneficiary, upon the occurrence of certain events. Capitalized terms have the meanings given them in Article 3. Except for payments remaining at death (if any), each benefit described is in lieu of any other benefit herein.
Table A: Retirement Benefit
Normal Retirement Age (“NRA”) = 65

Separation from Service without Cause following Normal Retirement Age	$60,000 per year	Monthly installments	Payments begin: 1st day of the month following Separation from Service Duration: 10 years
Table B: Early Retirement Benefit
Early Retirement Age (“ERA”) = 62

Separation From Service Without Cause on or after age 62 but before age 63	$42,000 per year	Equal monthly installments over ten years	Payments begin: 1st day of the month following Separation from Service Duration: 10 years

Separation From Service without Cause on or after age 63 but before age 64	$48,000 per year	Equal monthly installments over ten years	Payments begin: 1st day of the month following Separation from Service Duration: 10 years

Separation From Service without Cause on or after age 64 but before Normal Retirement Age	$54,000 per year	Equal monthly installments over ten years	Payments begin: 1st day of the month following Separation from Service Duration: 10 years
Table C: Benefit Available Prior to Early Retirement

Voluntary Separation from Service, including termination for Disability	Vested Accrued Liability Balance, as of Separation from Service	Equal monthly installments over ten years	Payments begin: 1st day of the month following Separation from Service Duration: 10 years

Involuntary Separation from Service Without Cause	Vested Accrued Liability Balance, as of Separation from Service	Equal monthly installments over ten years	Payments begin: 1st day of the month following Separation from Service Duration: 10 years

Separation from Service Without Cause following Change in Control	$60,000 per year	Equal monthly installments over ten years	Payments begin: 1st day of the month coincident with or following attainment of Normal Retirement Age
Table D: Death Benefit

Death while actively employed	Vested Accrued Liability Balance, as of Separation from Service	Equal monthly installments over ten years	Payments begin: 1st day of the month following death Duration: 10 years

Death during installment payout of benefit under Tables A, B, or C	Remaining installment payments, if any, under Table A, B, or C.	Monthly installments	Payment[s] to Beneficiary continue on same schedule as if Executive had lived.
     Notwithstanding the foregoing, the benefits paid under this Agreement, when aggregated with the benefits paid to the Executive under this Plan and any Plan entered into between the Executive and the Bank or any of its Affiliates shall not exceed sixty-five percent (65%) of the Executive’s Three Year Average; provided, however, that any Plan entered into between the Executive and the Bank in 2001 is specifically exempted from this limitation. For purposes hereof, the term “Plans” shall mean all nonqualified deferred compensation plans, as that term is defined in Internal Revenue Code Section 409A and the regulations thereunder, but shall exclude (1) those plans that are described in Treas. Reg. § 1.409A-1(c)(2)(i)(E) (in-kind fringe benefits and expense reimbursements) or § 1.409A-1(c)(2)(i)(H) (stock options and stock rights); (2) any plan or arrangement, or any component thereof, that consists solely of the Executive’s election to defer all or a portion of Base Salary or Bonuses, and any earnings, losses, or expenses allocated to such deferrals; and (3) any arrangement under which payments may commence prior to the Executive’s Separation from Service. Any arrangement that provides for a short-term deferral shall be considered a Plan for this purpose if such arrangement would otherwise be a Plan as described above.
     In applying the sixty-five percent (65%) limitation, 100% of all amounts due under all Plans shall be made at the time the payment would otherwise be due and payable under such Plans until the sixty-five percent (65%) limitation is reached. If payments are due at the same time under more than one Plan and such payments would cause the sixty-five percent (65%) limit to be exceeded, then payments will first be made out of the Plan that has the earliest effective date. All amounts that would otherwise remain due under all Plans at the time the sixty-five percent (65%) limitation is reached shall be forfeited and never paid.
Article 2 — Purpose
     The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders. The Bank promises to make certain payments to Executive, or Executive’s Beneficiary, at retirement, death, or upon some other qualifying event pursuant to the terms of this Agreement.
Article 3 — Definitions and Construction
     It is intended that this Agreement comply with and be construed in accordance with Section 409A of the Internal Revenue Code (the “Code”). It is also intended that the Agreement be “unfunded” and maintained for a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the Executive or Beneficiary under the Code prior to actual receipt of benefits.
     Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:
     3.1 “Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement. The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance, including APB 12 and FAS 106. Accordingly, the Bank shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a reasonable discount rate, which is at least equal to the Applicable Federal Rate (AFR), and which may be adjusted from time to time. The parties hereto intend that the Accrued Liability Balance will at all times reflect the present value of the Executive’s benefits payable under Table A.
     3.2 “Affiliate” means any entity which is a member of a “controlled group” of corporations with the Bank under Code Section 414(b) or a trade or business under common control with the Bank under Code Section 414(c); provided, however, that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of Code Section 414(b), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of Code Section 414(c), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears. In addition, to the extent that the Bank determines that legitimate business criteria exist to use a reduced ownership percentage to determine whether an entity is an Affiliate for purposes of determining whether a Separation from Service has occurred, the Bank may designate an entity that would meet the definition of “Affiliate” substituting 20 percent in place of 50 percent in the preceding sentence as an Affiliate in Appendix A hereto. Such designation shall be made by December 31, 2008 or, if later, at the time a 20 percent or more ownership interest in such entity is acquired.
     3.3 “Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and automobile and other allowances paid to a participant for employment services rendered (whether or not such allowances are included in the Executive’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of the Bank and shall be calculated to include amounts not otherwise included in the participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive. Any fees paid to Executive for service on the Board shall be included as part of Base Salary.
     3.4 “Board” shall mean the Board of Directors of the Bank.
     3.5 “Bonus” shall mean any compensation, in addition to Base Salary, payable to the Executive during a Plan Year, under any of the Bank’s annual bonus or cash incentive plans, excluding stock options.
     3.6 “Beneficiary” shall mean the person(s) designated by the Executive, including the estate of the Executive, entitled to a benefit under this Agreement.
     3.7 “Centra Financial” shall mean Centra Financial Holdings, Inc., corporate parent of the Bank.
     3.8 “Change in Control” shall be defined as the occurrence of any one of the following:
     (a) The acquisition of more than fifty percent (50%) of the value or voting power of the Bank’s or Centra Financial’s stock by a person or group;
     (b) The acquisition in a period of twelve (12) months or less of at least thirty-five percent (35%) of the Bank’s or Centra Financial’s stock by a person or group;
     (c) The replacement of a majority of the Bank’s Board or Centra Financial’s Board in a period of twelve (12) months or less by Directors, who were not endorsed by a majority of the current board members; or
     (d) The acquisition in a period of twelve (12) months or less of forty percent (40%) or more of the Bank’s or Centra Financial’s assets by an unworthy entity.
     For the purposes of this Agreement, transfers made on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank or Centra Financial shall not be considered in determining whether there has been a Change in Control.
     3.9 “Disability” means the Executive (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than three months under an accident or health plan covering employees of Bank. If there is a dispute regarding whether the Executive is Disabled, such dispute shall be resolved by a physician mutually selected by the Bank and Executive and such resolution shall be binding upon all parties to this Agreement.
     3.10 “Effective Date” shall mean December 24, 2008.
     3.11 “Employer” shall mean the Bank or any Affiliate of the Bank for whom the Executive performs services and for whom the Executive is a common law employee.
     3.12 “Involuntary Separation from Service” shall mean that the Bank terminates Executive’s employment at any time before Executive’s Normal Retirement Age and such termination is not considered a Termination for Cause.
     3.13 “Separation from Service” shall mean Executive’s retirement or his termination of services with the Employer for any reason or no reason, as determined by the Bank in accordance with Treas. Reg. §1.409A-1(h). In determining whether Executive has experienced a Separation from Service, the following provisions shall apply.
     (a) Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that Executive and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services Executive will perform for the Employer after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by such Executive over the immediately preceding 36-month period (or the full period of services to the Employer if Executive has been providing services to the Employer less than 36 months).
     (b) If Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between Executive and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as Executive retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Employer.
     3.14 “Termination for Cause” shall mean Executive’s involuntary Separation from Service for any of the following reasons:
     (a) The willful and/or continued failure of the Executive to perform substantially his duties with the Bank to the Bank’s reasonable satisfaction (other than any such failure resulting from the Executive’s incapacity due to illness);

     (b) The willful engaging by the Executive in illegal conduct, personal dishonesty, gross personal misbehavior, or gross misconduct that is demonstrably injurious to the Bank or any Affiliate;
     (c) The Executive’s conviction of, or plea of guilty or nolo contendere, to a felony involving moral turpitude;
     (d) Breach of any fiduciary duty involving personal profit;
     (e) Failure to pass any legal drug test given by or on behalf of the Bank pursuant to a drug testing policy applicable to the Bank’s employees generally; or
     (f) A material breach by the Executive of the Employment And Change of Control Agreement, any employment agreement, any stock option agreement, or any other agreement between Executive and the Bank or any Affiliate.
If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Agreement.
     3.15 “Three-Year Average” shall mean means the average of the total Base Salary and Bonus earned by the Executive each year during the three consecutive calendar year period that ends prior to the calendar year in which the Executive incurs a Separation from Service.
     3.16 “Voluntary Separation from Service” shall mean the Executive incurs a Separation from Service prior to Normal Retirement Age for reasons other than death, Disability, Termination for Cause, or Separation from Service following a Change in Control.
Article 4 — Vesting and Forfeiture
     4.1 Termination for Cause, Death, or Removal. Executive shall forfeit any and all benefits, and the Bank shall not distribute any benefit, under this Agreement, if (a) Executive incurs a Termination for Cause. In addition, notwithstanding any provision of this Agreement to the contrary, if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act, the Executive shall forfeit any and all benefits, and the Bank shall not distribute any benefit, under this Agreement.
     4.2 Vesting in Accrued Liability Balance. Subject to Section 4.1, Executive shall be 100% vested in his Accrued Liability Balance provided Executive remains in continuous employment with the Bank or an Affiliate from the Effective Date of this Agreement until the fifth anniversary of the Effective Date of this Agreement according to the following schedule.

Anniversary of Effective Date	Percent Vested
1	0%
2	33%
3	66%
4	100%

     4.3 Death or Disability. Subject to Section 4.1, if prior to becoming vested in accordance with Section 4.2 and prior to the date Executive attains age sixty-two, Executive remains in continuous employment from the Effective Date of this Agreement until Executive incurs a Separation from Service by reason of Executive’s death or Disability, then Executive shall be 100% vested in his Accrued Liability Balance.
     4.4 Change in Control. Subject to Section 4.1, if, following a Change in Control, Executive incurs a Separation from Service for any reason, then Executive shall be 100% vested in the benefits described in Table A of Article I.
     4.5 Vesting On and After Age Sixty-Two. Subject to Section 4.1, Executive shall be 100% vested in a benefit described in Table A or B, provided Executive remains in continuous employment with the Bank or an Affiliate from the Effective Date of this Agreement until the date Executive attains the age set forth in Table A or B, as applicable, that corresponds to such benefit.
     4.6 Cessation of Vesting Upon Termination; Forfeiture. All vesting will cease upon Executive’s Separation from Service for any reason or no reason, and upon such Separation from Service Executive shall forfeit any and all benefits under this Plan that are not vested pursuant to Section 4.2 – 4.5 at the time of such Separation from Service.
Article 5 — Time and Form of Payment
     5.1 Separation From Service. Upon Executive’s Separation from Service for any reason or no reason Executive or his Beneficiary shall, subject to the limits set forth in Article I, commence receipt of his benefits (if any) described in Table A – C, as applicable, in the amount described in such Tables which are vested pursuant to Article 4 hereof, for the duration specified for such benefit, and in the form and at the times specified for such benefit.
     5.2 Survivor Benefits. If Executive dies after his Separation from Service but before he receives all vested benefits as described in Section 5.1, then any remaining installments of Executive’s vested benefits shall be paid to Executive’s Beneficiary at the same time, for the same duration, and in the same form which the Executive would have received the benefit had he continued living.
Article 6 — Beneficiary
     6.1 Beneficiary. Executive shall have the right to name a Beneficiary of the death benefit, if any, described in Article 1 herein. Executive shall have the right to name such Beneficiary at any time prior to Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.
     6.2 Failure to Designate a Beneficiary. If Executive dies without a valid Beneficiary designation on file with the Plan Administrator, the Executive’s surviving spouse, if any, shall become the designated Beneficiary. If Executive has no surviving spouse, death benefits shall be paid to the personal representative of Executive’s estate.
     6.3 Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person, or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.
Article 7 — Administration of Agreement
     7.1 Plan Administrator. The Bank shall be the Plan Administrator, unless the Bank appoints a committee to be the Plan Administrator. The Bank may appoint a Committee (“Committee”) of one or more individuals in the employment of Bank for the purpose of discharging the administrative responsibilities of the Bank under the Plan. The Bank may remove a Committee member for any reason by giving such member ten (10) days’ written notice and may thereafter fill any vacancy thus created. The Committee shall represent the Bank in all matters concerning the administration of this Plan; provided however, the final authority for all administrative and operational decisions relating to the Plan remains with the Bank.
     7.2 Authority of Plan Administrator. The Plan Administrator shall have full power and authority to adopt rules and regulations for the administration of the Plan, provided they are not inconsistent with the provisions of this Plan, and Section 409A of the Code, to interpret, alter, amend or revoke any rules and regulations so adopted, to enter into contracts on behalf of the Bank with respect to this Agreement, to make discretionary decisions under this Plan, to demand satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under the Plan, and to perform any and all administrative duties under this Plan.
     7.3 Recusal. An individual serving as Plan Administrator may be eligible to participate in the Plan, but such person shall not be entitled to participate in discretionary decisions under Article 7 relating to such person’s own interests in the Plan.
     7.4 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

     7.5 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.
     7.6 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator and its agents against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.
Article 8 — Claims And Review Procedures
     8.1 Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:
     8.2 Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.
     8.3 Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.
     8.4 Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
     (a) The specific reasons for the denial;
     (b) A reference to the specific provisions of the Agreement on which the denial is based;
     (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
     (d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
     (e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

     8.5 Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:
     8.6 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.
     8.7 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
     8.8 Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     8.9 Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.
     8.10 Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
     (a) The specific reasons for the denial;
     (b) A reference to the specific provisions of the Agreement on which the denial is based;
     (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
     (d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
     8.11 Personal Representative. Any claimant may name a personal representative to pursue a claim on behalf of the claimant and, for purposes of these Claims and Review Procedures, the term claimant shall include the claimant’s personal representative.

     8.12 Arbitration. If, after exhausting these Claims and Review Procedures, a claimant continues to dispute the benefit denial or any other aspect of this Agreement or raises any claim or dispute that relates to this Agreement, including whether there has been a Termination for Cause, then the claimant may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimant. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representative, successors, and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for arbitration. The claimant will be required to pay the costs and fees of the arbitration, but only to the extent that the claimant would be required to pay such costs and fees had the claim been brought in the United States District Court for the Northern District of West Virginia, and the Bank shall pay all remaining costs and fees.
Article 9 — Amendments and Termination
     9.1 Unilateral Amendment or Termination. This Agreement may be amended or terminated unilaterally by the Bank, except where an amendment or termination would materially reduce the Executive’s vested benefit, in which case the Executive’s consent shall be required.
     9.2 Subsequent Changes to Time and Form of Payment. The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:
     (a) the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
     (b) the payment (except in the case of death) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and
     (c) in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.
Article 10 — Miscellaneous
     10.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.
     10.2 No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

     10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
     10.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).
     10.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of West Virginia, except to the extent preempted by the laws of the United States of America.
     10.6 Unfunded Arrangement. The Executive is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive has no preferred or secured claim.
     10.7 Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.
     10.8 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.
     10.9 Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.
     10.10 Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.
     10.11 Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.
     10.12 Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

     10.13 Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
E. Richard Hilleary
738 Courtney Avenue
Morgantown, WV 26501
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.
     10.14 Opportunity to Consult with Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive’s right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successors and assigns to claim or assert liability on the part of the Bank related to the matters described above in this Section 10.14. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.
     10.15 Restriction on Timing of Distribution.  Solely to the extent necessary to avoid penalties under Section 409A, distributions under this Agreement may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, Executive hereto is considered a “specified employee,” as defined under 409A. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

The term “specified employee” shall mean any employee of the Bank who is determined to be a “key employee” (as defined under Internal Revenue Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Bank in accordance with Treas. Reg. §1.409A-1(i). In determining whether an individual is a specified employee, the following provisions shall apply:
     (a) The Bank’s identification of the individuals who fall within the definition of “key employee” under Internal Revenue Code Section 416(i) (without regard to paragraph (5) thereof) shall be based upon the twelve (12) month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Internal Revenue Code Section 416(i) to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (A) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (B) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (C) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and
     (b) Each employee who is among the individuals identified as a “key employee” in accordance with part (i) of this Subparagraph XI[M] shall be treated as a specified employee for purposes of this Agreement if such Participant experiences a Separation from Service during the 12-month period that begins on the April 1st following the applicable identification date.
     10.16 Certain Accelerated Payments: The Bank may make any accelerated distribution permissible under Treasury Regulation § 1.409A-3(j)(4), provided that such distribution(s) meets the requirements of § 1.409A-3(j)(4).
     IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the date set forth for each below, but no later than December 31, 2008, and that, upon execution, each has received a conforming copy.

CENTRA BANK, INC.

	By:	/s/ Douglas J. Leech

Witness	Name:	Douglas J. Leech
	Title:	President and CEO
	Date:	December 24, 2008

EXECUTIVE

/s/ E. Richard Hilleary

Witness	E. Richard Hilleary

December 24, 2008

Date

BENEFICIARY DESIGNATION
{   } New Designation
{   } Change in Designation
Note: Before designating a trust as the beneficiary under this Agreement, Executive should consult with his tax advisor to ensure the designation complies with Internal Revenue Code Section 409A.
I,                                         , designate the following as Beneficiary under the Agreement:

Primary:
%

%

Contingent:
%

%

Notes:
•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of _[your name]_”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.
I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.

Name:

Signature:	Date:

Received by the Plan Administrator this                      day of                                         , 2

By:
Title: